Consent of Independent Accountants

We consent to the incorporation by reference in Post-Effective Amendment No. 2 of the Registration Statement of American Bingo & Gaming Corp. on Form S-3 of our report dated February 21, 1997, except for Notes 15 and 14 as to which the dates are March 1, 1997 and October 30, 1997, respectively, on our audits of the consolidated financial statements of American Bingo & Gaming Corp. and subsidiaries as of December 31, 1996 and for the years ended December 31, 1996 and 1995, which report is included in the Company's Annual Report of Form 10-K SB/A filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. We also consent to the reference to our firm under the caption "Experts".



WEINICK  SANDERS  LEVENTHAL  &  CO.,  LLP
(Formerly  Weinick,  Sanders  &  Co.  LLP)


New  York,  N.Y.
January 5, 1998